Exhibit 10.5

CONFIDENTIAL WAIVER AND RELEASE AGREEMENT

This Confidential Waiver and Release Agreement (the “Agreement”) is entered into by and between Angelina Bingham (“Employee”) and 1st Century Bank, National Association (the “Bank”).  The purpose of this Agreement is to resolve and compromise any and all disputes and controversies of any nature existing between Employee and the Bank, including, but not limited to, any claims arising out of Employee’s employment with, and separation from, the Bank.

1.     Separation of Employment. Employee’s employment with the Bank is being terminated without cause pursuant to Paragraph 5(a) of the Employment Agreement previously entered into between Employee and the Bank on January 9, 2006 (“the Employment Agreement”).    Employee’s last day of employment with the Bank shall be May 31, 2006.

2.     Separation Pay and Benefits Continuation.  The Bank agrees that, after receipt by the Bank of a duly executed original of this Agreement and on the first day following expiration of the Revocation Period set forth in Paragraph 7, below, the Bank shall pay to Employee severance pay in an amount equal to six months of Employee’s annual base salary or $87,500, as set forth in Paragraph 5(a)(i) of the Employment Agreement, less all applicable state and federal withholdings and less the amount of $2,739.42 reflecting vacation time taken by Employee for which no vacation accrual had been earned. The Bank shall also provide for continuation of Employee’s coverage under the group medical care, disability and life insurance benefit plans consistent with the terms set forth in Paragraph 5(a)(ii) of the Employment Agreement.  Employee’s rights regarding stock options shall be governed by the terms of her stock option grant agreement and the Bank’s applicable stock option plan, as modified by the acceleration of stock options effected by resolution of the Board of Directors on October 20, 2005 and the Resale Restriction Agreement dated October 20, 2005.

3.     Warranty. Employee acknowledges that she has received all monies and other benefits due her as a result of her employment with and separation from the Bank.

4.     Employee’s Release of Known and Unknown Claims.  In exchange for the agreements contained in this Agreement, Employee agrees unconditionally and forever to release and discharge the Bank, and any of their affiliated business entities, as well as all of their respective current and former owners, officers, directors, employees, representatives, attorneys, agents and assigns, from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which Employee may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to her employment with, or separation from the Bank on or before the date of the execution of this Agreement.

This release specifically includes, but is not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; discrimination or harassment on the basis of race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act of 1990, the Family Medical Leave Act, the California Family Rights Act, and the California Fair Employment and Housing Act, or Section 1981 of Title 42 of the United States Code; violation of COBRA; violation of any safety and health laws, statutes or regulations; violation of ERISA; violation of the Internal Revenue Code; or any other wrongful conduct, based upon events occurring prior to the date of execution of this Agreement.

Employee further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5.     Knowing and Voluntary.  Employee represents and agrees that she is entering into this Agreement knowingly and voluntarily. Employee affirms that no promise or inducement was made to cause her to enter into this Agreement, other than the severance pay promised to Employee in this Agreement.  Employee further confirms that she has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for her agreement.

6.     Execution of Agreement. Employee expressly acknowledges that she has been provided twenty-one (21) days to consider this Agreement and that she was informed that she had the right to consult with counsel regarding this Agreement, and that she has had the opportunity to consult with counsel.  To the extent that Employee has taken fewer than twenty-one (21) days to consider this Agreement, Employee acknowledges that she had sufficient time to consider the Agreement and to consult with counsel and that she does not desire additional time.

7.     Revocation.  This Agreement is revocable by Employee for a period of seven calendar days following her execution of this Agreement.  The revocation must be in writing, must specifically revoke this Agreement, and must be received by the Bank’s President prior to the eighth calendar day following the execution of this Agreement.  This Agreement becomes effective, enforceable and irrevocable on the eighth calendar day following Employee’s execution of this Agreement.

8.     The Bank’s Release of Claims against Employee.  The Bank agrees unconditionally and forever to release and discharge Employee, as well as any of her representatives and heirs, from any and all claims, actions, causes of action, demands, rights or damages of any kind or nature which the Bank may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to Employee’s employment with, or separation from the Bank, and including a waiver of the provisions and protections of California Civil Code Section 1542, on or before the date of execution of this Agreement; provided, however, that the Bank reserves the right to rescind its release of Employee in the event Employee:  (a) is convicted for committing a fraud upon the Bank or its customers, or (b) becomes the subject of a formal enforcement order by any federal banking agency due to her actions or omissions while an officer of the Bank, to the extent of any resulting loss or damage to, or civil monetary penalty imposed upon, the Bank.

9.     References.  Employee agrees to refer any prospective employers seeking references to the Bank’s Executive Vice President and Chief Operating Officer.  Upon receiving such an inquiry from an prospective employer of Employee, the Executive Vice President and Chief Operating Officer shall respond by acknowledging Employee’s dates of employment with the Bank and title only and will take no action to disparage or interfere with potential employment opportunities of Employee.

10.   Non-Disparagement of Bank.  Employee agrees not to make any negative, disparaging, detrimental or derogatory comments to any third party about the Bank or any of its employees, officers or directors.

11.   Return of Property. Employee agrees to return to the Bank immediately all property of the Bank that Employee has in her custody or control.  By signing this Agreement, Employee hereby certifies that she will not retain possession of any of the Bank’s property.

12.   Confidentiality of Bank Information and Non-Solicitation.  Employee agrees to strictly comply with the Confidentiality and Business Protection Covenants contained in Paragraphs 6 and 9 of her Employment Agreement, and each of their subparts, which are considered material terms of this Agreement.

13.   Non-Disclosure of This Agreement.  Employee agrees that the terms of this Agreement shall remain confidential and that she will not disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated and/or publicized any of the terms of this Agreement, directly or indirectly, specifically or generally, to any person, corporation, association or governmental agency or other entity except: (a) to the extent necessary to report income to appropriate taxing authorities; (b) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (c) in response to any subpoena issued by a state or federal government agency; provided, however, that notice of receipt of such judicial order, inquiry or subpoena shall immediately be communicated to the Bank’s President telephonically, and confirmed immediately thereafter in writing, so that the Bank will have the opportunity to intervene to assert what rights it may have to non-disclosure prior to Employee’s response to the order, inquiry or subpoena.  The non-disclosure obligations imposed by this Agreement are ongoing.  Any violation of the terms of this Paragraph will be considered a material breach.

14.   No Admission of Liability.  This Agreement does not constitute an admission of any kind by the Bank.

15.   Governing Law.  This Agreement shall be construed under the laws of the State of California, both procedural and substantive.

16.   Arbitration.  Any and all disputes or claims arising out of or in any way related to this Agreement, including without limitation, fraud in the inducement of this Agreement, or relating to the general validity or enforceability of this Agreement, as well as any claims arising out of Employee’s employment with or separation from employment with the Bank shall be submitted to final and binding arbitration before an arbitrator of the American Arbitration Association (“AAA”) or other mutually agreeable alternative dispute resolution company in Los Angeles County in accordance with the rules of that body governing employment disputes.  The prevailing party shall be entitled to reasonable costs and attorneys’ fees.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

17.   Waiver.  The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

18.   Modification.  No amendments to this Agreement will be valid unless written and signed by Employee and an authorized representative of the Bank.

19.   Severability.  If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.

20.   Ambiguities.  Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.  In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

21.   Entire Agreement/Integration. This Agreement, and the Employment Agreement, constitute the entire agreement between Employee and the Bank concerning the terms of Employee’s employment with and separation from the Bank and the compensation related thereto.  No covenants, agreements, representations, or warranties of any kind have been made to any party hereto.  All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.

PLEASE READ CAREFULLY.  THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

Dated: May 23, 2006	/s/ Angelina Bingham
Angelina Bingham

Dated: May 23, 2006	1st Century Bank, National Association

/s/ Richard S. Cupp
By: Richard S. Cupp
President and Chief Executive Officer